Exhibit 10.4

Lending made personal	Springleaf Financial Services
[ILLEGIBLE]

October 1, 2012

Minchung Kgil

50 Franklin St, Apt 17C
New York, NY 10013

Dear Ms. Kgil:

I am pleased to extend to you a contingent offer of employment (See #7). You will be employed by Springleaf Finance Management Corporation and provide services for related companies, including Springleaf Finance, Inc. and its subsidiaries. The conditions of employment are outlined below:

1.

Your position will initially be Group Controller in our Accounting/Finance Department with a start date to be October 1st, 2012. It is anticipated that effective January 1st, 2013, you will be assuming the Chief Financial Officer position. The CFO position is a full-time, exempt position reporting directly to me.

2.

Your beginning base salary will be $350,000 on an annual basis. Your salary shall be reviewed periodically in accordance with Springleaf’s practice, but under no circumstances shall it be reduced below $350,000 per year. Your base salary shall be payable in accordance with Springleafs regular bi-weekly payroll practices and are subject to applicable taxes and payroll deductions.

3.

Your total compensation for 2012 shall equal to at least $500,000 (comprised of base salary paid by Fortress prior to the start date, base salary paid by Springleaf after the start date, and an annual bonus) (the “2012 Minimum Total Compensation”). In the event you do not receive and annual bonus from Fortress. Springleaf shall pay you an annual bonus amount equal to your 2012 Minimum Total Compensation less the sum of base salary amounts you received from Fortress and Springleaf in 2012. Such annual bonus shall be payable within the 1st Quarter of 2013. Your base salary and bonus are payable in accordance with Springleaf’s regular bi-weekly payroll practices and are subject to applicable taxes and payroll deductions.

4.

Your total compensation for 2013 shall equal to at least $500,000 (comprised of base salary and annual bonus) (the “2013 Minimum Total Compensation”). The 2013 annual bonus shall be payable to you when other similarly situated Springleaf employees are paid their annual bonuses but in any case no later than the end of the 1st Quarter 2014. If you resign without Good Reason (as described below) (or give notice of your resignation without Good Reason), or if your employment is terminated by Springleaf for Cause (as defined below), you will not be eligible for any annual bonuses. In the event Springleaf adopts any compensation programs or bonus plans after 2012 that would result in you receiving an annual bonus that would be greater than $150,000, you shall be paid

90+

YEARS IN

BUSINESS

[ILLEGIBLE]

according to the newly adopted compensation program or bonus plan. Your base salary and bonus are payable in accordance with Springleaf’s regular bi-weekly payroll practices and are subject to applicable taxes and payroll deductions.

5.

You will be eligible to employee benefits provided by Springleaf. Employee benefits become effective on the 1st of the month following completion of 30 working days. We ask you to review benefits information that will be sent to you separately. You must make a decision to enroll for benefits or decline benefits upon hire as soon as possible, but no later than 31 days from your hire date. Springleaf shall reimburse you for the COBRA costs incurred by you during the first 30 days of your employment.

6.

For the remainder of 2012 and for such times as is required in 2013, your primary work location will be in Evansville, Indiana. Springleaf will pay for your travel (airfare) to and from Evansville, Indiana for the remainder of 2012. While in Evansville, Indiana your temporary housing cost (lodging) will be paid by Springleaf and you will be reimbursed for other out-of-pocket expenses related to your travel to and from Evansville, Indiana.

7.

In 2013, your primary work location will be in Stanford, CT, however, you will be required to make regular visits to Evansville, Indiana. Springleaf will pay for your travel and lodging for these trips and will reimburse you for other out-of-pocket and business related expenses.

8.	You will be given 4 weeks vacation starting in 2013.

9.

In the event that your employment is terminated by Springleaf without Cause, you resign with Good Reason, or your employment is terminated due to death (or as those terms are defined below) after the receipt of your 2012 Minimum Total Compensation but before you receive all of your 2013 Minimum Total Compensation, you shall be paid a lump sum equal to the prorated amount of the 2013 Minimum Total Compensation, to be payable to you within thirty (30) days of your termination.

10.

For the purpose of this letter, “Cause” shall mean (i) your act of fraud or dishonesty in the course of your employment; (ii) your conviction of (or a plea of no contest with respect to) a crime constituting a felony; (iii) your willful and persistent failure to perform your essential duties and responsibilities where such failure is injurious to Springleaf, its business interests or its reputation; (iv) your willful and material breach of any written policy applicable to your employment with Springleaf; provided that, where remedial action is feasible, Springleaf shall provide you with written notice describing the nature of an event constituting Cause in reasonable detail, and you shall have fifteen (15) days to cure such event.

For purposes of this letter, “Good Reason” shall mean (i) material diminution in your responsibilities, duties, authority, title (including but not limited to you not being named Chief Financial Officer of the Company as of January 1, 2013), or a change in your reporting structure provided for in this letter, (ii) a reduction in your base salary or your 2012 and/or 2013 Minimum Total Compensation; or (iii) a material breach by Springleaf of nay of its other obligations contained in this letter. Notwithstanding the above, no Good Reason, shall exist unless you have given Springleaf written notice specifying a Good Reason event within thirty (30 days of the occurrence of such an event, and Springleaf has failed to respond to such event within thirty (30) days of having been given written notice.

Disability insurance is provided by the company. Individual can opt for additional coverage when selecting insurance.

11.	Will handle dispute resolution according to Springleaf’s standard policy for dispute resolution (BP1203 – copy is attached).

12.	This offer of employment is contingent upon satisfactory results from a criminal and credit background investigation, and education and reference checks.

13.	This offer is also contingent upon your execution of the enclosed Confidentiality and Non-Solicitation Agreement.

Final personnel forms will be completed at your orientation.

I have enclosed information regarding your responsibility to comply with the Immigration Reform and Control Act. Enclosed is a list of documents that can provide proof of your eligibility to work in the United States. Please bring one original document from List A or one document from List B and one document from List C with you when you report to orientation. Please call our office if you have any questions regarding this matter.

This offer letter is not a guarantee of employment for a fixed term. You will be (as set forth in the employment application) employed “at will,” with the privilege of terminating your employment at any time and for any reason; Springleaf will have that same privilege.

This letter and the Confidentiality and Non-Solicitation Agreement attached hereto constitute the entire understanding between the parties hereto as to the subject matter covered herein, and all prior understandings and agreements are merged herein and succeeded hereby, provided, however, that, in the event of any inconsistencies between this letter and any other plans or documents signed by you or related to your employment with Springleaf, this letter shall control and be binding.

If you have any questions regarding the details listed above, please contact Tonya Lynam at (800) 525-0453, ext. 3. We look forward to having you join our staff.

Sincerely,

Springleaf Finance Management Corporation

/s/ Jay Levine
Jay Levine
Chief Executive Officer

Enclosures